Exhibit 23.5

Consent of Independent Auditor

We hereby consent to the use in this Amendment No. 4 to Form S-4 with file number 333-265952 of KludeIn I Acquisition Corp. of our audit report dated May 23, 2022, relating to the financial statements of UberMedia Inc, for the year ended December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Amendment No. 4 to Form S-4.

Atlanta, Georgia

November 30, 2022